Contacts:	Carol K. Nelson, CEO Lars Johnson, CFO 425.339.5500 www.cascadebank.com	NEWS RELEASE

Cascade Financial Reports First Quarter Profits of $2.6 Million, or $0.21 per Diluted Share
Loans Grew by 11%, Deposits up 7%

Everett, WA – April 22, 2008 – Cascade Financial Corporation (NASDAQ: CASB), parent company of Cascade Bank, today reported that it earned $2.6 million, or $0.21 per diluted share, in the first quarter of 2008, compared to $3.8 million, or $0.30 per diluted share, in the first quarter a year ago.  As previously reported, the results include a $2.4 million loan loss provision that reflected an increase in nonperforming loans, and general slowdown in the housing market.  This provision reduced after tax earnings by approximately $1.6 million, or $0.13 per share.

“Our underlying business performance for the quarter was solid, with significant loan and deposit growth.  Total loans grew 11% year over year and were up 4% from the prior quarter.  Checking deposits were up 10% year over year, and up 8% over the prior quarter,” stated Carol K. Nelson, President and CEO.  “Despite the increase in the loan loss provision for the quarter, Cascade is well positioned to pursue its strategies over the long term.  The recent slowdown in the residential development and construction market has led to an increase in nonperforming loans, which makes it prudent to strengthen our reserve position at this time.”

1Q08 Financial Highlights:  (compared to 1Q07)

•	Total loans increased 11% to $1.15 billion.

•	Total deposits grew 7% to $951 million.

•	Personal checking account balances grew 9%.

•	Business checking account balances grew 12%.

•	Strong growth in new checking accounts resulted in 19% growth in checking fees.

•	Total assets increased 9% to $1.50 billion.

Loan Growth

Total loans outstanding increased $45 million for the quarter, or 16% on an annualized basis between March 31, 2008, and December 31, 2007.  Nearly all of this growth occurred in the multifamily construction portfolio, with a $26 million increase in multifamily construction and a $15 million increase in permanent multifamily loans.  The strength in the rental market due to adverse conditions in the single family housing market has created a strong lending niche in apartments.  The apartment market is experiencing very low vacancy rates and this segment of the portfolio has no delinquencies.

Compared to a year ago, total loans increased 11% to $1.15 billion at the end of the quarter, from $1.04 billion at March 31, 2007.  Business loans increased 3% over the same period to $470 million.  Cascade’s construction loans outstanding increased to $411 million at March 31, 2008, a 29% increase over March 31, 2007.  This increase is a result of the growth in multifamily construction mentioned above, as well as $64 million in land acquisition and development loans that originated during the first half of 2007.  Commercial real estate loans were down 2% to $115 million. Permanent multifamily loans were down 9% from year ago levels to $27 million, despite the strong first quarter 2008 growth, due to higher than normal payoffs from low rate national  lenders and conduits.   Total retail loans, which include single-family mortgages as well as home equity and other consumer loans, increased 9% to $130 million from the end of March 2007 to the end of March 2008.

Cascade has not engaged in the practice of subprime residential lending and the loan portfolio does not contain any such loans.

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Cascade Financial – 1Q08 Results
April 22, 2008

The following table shows loans in each category:  (3/31/08 compared to 3/31/07)

LOANS ($ in 000s)	March 31, 2008	December 31, 2007	March 31, 2007	One Year Change
Business	$469,940	$468,453	$456,234	3%
R/E Construction	411,189	381,810	318,181	29%
Commercial R/E	115,087	120,421	117,524	-2%
Multifamily	26,964	11,397	29,646	-9%
Retail	129,910	126,072	119,376	9%
Total loans	$1,153,090	$1,108,153	$1,040,961	11%

Loan growth contributed to a 9% increase in total assets to $1.50 billion.  The investment portfolio increased by $32 million during the first quarter to $264 million, as Cascade sought to take advantage of increased credit spreads available on investment securities.  The investment portfolio contains no collateralized debt obligations.

Credit Quality

As detailed in Cascade’s press release of April 3, 2008, nonperforming loans (NPLs) increased by $15.7 million and represented 1.50% of total loans at March 31, 2008, compared to 0.14% three months earlier and 0.09% a year ago.  At quarter-end, NPLs were $17.3 million, and consisted of nine loans to six borrowers.  Loans to two of these borrowers, totaling $16.8 million, accounted for 97% of the NPLs at March 31, 2008.  NPLs were $1.5 million at the end of the preceding quarter and $953,000 at the end of March 2007.

“While we are disappointed by these additions to nonperforming loans, we believe the risk management practices and monitoring systems we have in place will help to mitigate further deterioration in the portfolio.  Also, the delinquency ratios of our remaining loan portfolio at just 27 basis points compares very favorably to all Washington State banks,” said Robert Disotell, Chief Credit Officer.

Nonperforming assets were 1.16% of total assets, compared to 0.11% at the end of the preceding quarter, and 0.07% a year ago.  Net charge-offs (NCOs) were $1.5 million in the quarter, compared to $99,000 in the previous quarter and $68,000 in the first quarter a year ago.

The provision for loan losses exceeded NCOs by $900,000 to keep pace with growth in the loan portfolio.  The total allowance for loan losses, which includes an allowance for minimal off-balance sheet loan commitments, totaled $12.7 million at quarter-end, equal to 1.10% of total loans.

“We believe that by strengthening our allowance for loan losses we are taking decisive action to address credit issues as rapidly as we can based on the information currently available to us,” Nelson said.

Deposit Growth

“Our intense focus on generating checking accounts paid dividends in the first quarter of 2008,” Nelson said.  “Our personal checking account balances grew by 9% over the past twelve months, and our business account balances grew by 12%.  Additionally, we had a 19% increase in checking account fees in the first quarter, compared to the same period last year.  We have enhanced our product line, augmented our Treasury Management services and increased our already aggressive sales efforts in search of these accounts.  To further reduce our reliance on CDs, savings and money market account balances grew by 23% over the past year to $359 million, which increased to 38% of total deposits as of March 31, 2008.”

Total deposits were $951 million at quarter-end, up 7% from $889 million a year earlier.

The following table shows deposits in each category:  (3/31/08 compared to 3/31/07)

DEPOSITS ($ in 000s)	March 31, 2008	December 31, 2007	March 31, 2007	Change
Personal checking accounts	$64,827	$58,126	$59,475	9%
Business checking accounts	84,247	80,064	75,440	12%
Savings and MMDA	358,646	327,264	292,726	23%
CDs	443,755	439,442	461,032	-4%
Total deposits	$951,475	$904,896	$888,673	7%

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Cascade Financial – 1Q08 Results
April 22, 2008

Capital and Stock Repurchase Program

Stockholders’ equity increased 8% to $124 million, compared to $115 million at the end of March 2007.  Book value per share grew to $10.27 at quarter-end, from $9.50 a year ago.  Tangible book value was $8.18 per share at the end of the quarter, compared to $7.40 a year earlier.  Cascade remains well capitalized for regulatory purposes with a Tier 1 Capital ratio of 8.51%, as of March 31, 2008.

No Cascade stock was repurchased during the first quarter of 2008, under the Company’s existing repurchase plan.  Since May 31, 2007, Cascade has repurchased 52,293 shares, or 13.9% of the amount of stock permitted under the plan.  The repurchased shares represent 0.4% of the total stock outstanding.

Operating Results

First quarter net interest income increased 2% to $10.5 million, compared to $10.3 million in the first quarter of 2007.  Although average earning assets increased 9%, interest income was impacted by the reversal of approximately $700,000 in interest income related to the loans that were placed on nonaccrual.  Total other income increased 20% to $2.5 million for the quarter, compared to $2.1 million in the first quarter a year ago, including a $464,000 gain on sale of securities.  The bulk of that gain was the sale of $15 million in investment grade corporate bonds used to fund loan growth.  The other main driver of the Bank’s performance in the quarter was the 19% increase in checking fees resulting from the growth of the checking balances and the number of accounts.  Cascade recognized $305,000 in fair value gain on its $10 million in junior subordinated debentures.  Also, income from Bank owned life insurance (BOLI) increased with the purchase of an additional $5 million and transferring the majority of existing policies to a new, higher yielding structure.

Total other expense was up 8% to $6.9 million in the first quarter of 2008, compared to $6.4 million in the same quarter a year ago.  Of the $512,000 increase in expense, $268,000 represents increased compensation and personnel expense, primarily due to increased staffing levels from the opening of our Shoreline branch and our Burlington loan production office.

Net Interest Margin & Interest Rate Risk
Cascade’s net interest margin was 3.02% for the first quarter of 2008, compared to 3.26% in the first quarter a year ago.  “Of the 24 basis point drop in the margin, 20 basis points can be attributed to the accrual reversal and the remaining four basis point drop can be attributed to the cuts in the target funds rate.  Like most banks, our Prime based loans reprice more quickly than our liabilities funding those assets,” Johnson said.  “Our yield on loans decreased 91 basis points compared to a year earlier, as the Federal Reserve lowered the target Fed funds rate by 300 basis points in the past 12 months, taking the Prime rate and the yield on our approximately $400 million of Prime-based loans down with it.  As a partial offset to this pressure on our margin, we sold some lower yielding investments replacing them with higher yielding securities.  With the purchase of additional higher yielding investments, the yield on our investment portfolio increased 98 basis points from the prior year.  The net result of the reversal of accrued loan interest and lower Prime rate was that the yield on earning assets decreased by 55 basis points to 6.62%.”

	1Q08	4Q07	3Q07	2Q07	1Q07	4Q06	3Q06	2Q06	1Q06
Asset yield	6.62%	7.20%	7.29%	7.30%	7.17%	7.03%	6.95%	6.76%	6.53%
Liability cost	4.03%	4.32%	4.42%	4.39%	4.38%	4.26%	4.15%	3.94%	3.60%

Spread	2.59%	2.88%	2.87%	2.91%	2.79%	2.77%	2.80%	2.82%	2.93%
Margin	3.02%	3.38%	3.37%	3.37%	3.26%	3.23%	3.24%	3.24%	3.31%

“Our interest rate risk management models continue to show that we have moderate exposure to interest rate movements,” Johnson said.  “However, dramatic moves by the Federal Reserve will pressure margins in the short term.  Also, the competition for loans and deposits remains strong, which will continue to place pressure on our spreads as well.  Not withstanding further significant rate cuts by the Fed, we expect our Net Interest Margin to return to a range more consistent with the past year of 3.10% to 3.25% in the next quarter.”

Performance Measures

In the first quarter of 2008, Cascade’s return on average GAAP equity (ROE) was 8.4%, compared to 13.3% a year earlier.  Return on average tangible equity (ROTE) was 10.5% for the first quarter of 2008, compared to 17.0% a year ago.  Management uses ROTE, a non-GAAP performance measure, to exclude the goodwill created by the 2004 acquisition of Issaquah Bancshares and believes that it provides a more consistent comparison with pre-merger performance.  Return on average assets (ROA) was 0.71% for the quarter versus 1.13% for the first quarter of 2007.  The efficiency ratio was 53.6% in the first quarter of 2008, versus 52.1% in the same quarter a year ago.

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Cascade Financial – 1Q08 Results
April 22, 2008

Conference Call

Cascade’s management team will host a conference call on Wednesday, April 23, at 11:00 a.m. PDT (2:00 p.m. EDT).  Interested investors may listen to the call live or via replay at www.cascadebank.com under shareholder information.  Investment professionals are invited to dial (303) 262-2130 to participate in the live call.  A telephone replay of the call will be available for a month at (303) 590-3000, using passcode 11111042#.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 20 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish and North Bend.  Cascade Bank currently operates a loan production office in Burlington, Washington and will expand its service in Skagit County by opening a full service branch in May 2008.

In January 2008 Cascade was ranked #10 on Washington CEO magazine’s list of Top 25 Washington Banks.  In September 2007, U.S. Banker magazine named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking. In July 2007, Cascade was named to Sandler O’Neill’s Bank and Thrift Sm-All Stars – Class of 2007, which recognized Cascade as one of the top 24 best performing small capitalization institutions from a field of 610 publicly traded banks and thrifts in the U.S. with market capitalizations less than $2 billion.  In making their selections, Sandler focused on growth, profitability, credit quality and capital strength. In June 2007, Cascade was ranked #44 on the Seattle Times’ Northwest 100, a list of public companies.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These measures include return on tangible equity and tangible book value per share.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with Cascade’s GAAP financial information.  A reconciliation of the included non-GAAP financial measures to GAAP measures is included elsewhere in this release.

Safe Harbor Statement
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  All such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Those factors include, but are not limited to: continued strong demand for Cascade’s products and services, the risks inherent in significant construction and commercial RE lending, the ability to attract low-cost deposits and commercial loans, expectations for the net interest margin, maintaining asset quality, management’s ability to minimize interest rate exposure and the impact of interest rate movements, the ability to attract and retain qualified people, general economic conditions and the Company’s ability to successfully adjust to any changes in these conditions, and other factors.  For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

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Cascade Financial – 1Q08 Results
April 22, 2008

BALANCE SHEET
(Dollars in thousands except per share amounts) (Unaudited)	March 31, 2008	December 31, 2007	Three Month Change	March 31, 2007	One Year Change

Cash and due from banks	$13,235	$12,911	3%	$20,696	-36%
Interest bearing deposits	9,256	1,619	472%	22,451	-59%

Securities held-for-trading	-	-	NA	68,579	-100%
Securities available-for-sale	117,509	82,860	42%	76,569	53%
Securities held-to-maturity	134,574	137,238	-2%	84,424	59%
Federal Home Loan Bank (FHLB) stock	11,920	11,920	0%	11,920	0%
Total securities	264,003	232,018	14%	241,492	9%
Loans
Business	469,940	468,453	0%	456,234	3%
R/E construction	411,189	381,810	8%	318,181	29%
Commercial real estate	115,087	120,421	-4%	117,524	-2%
Multifamily-perm	26,964	11,397	137%	29,646	-9%
Home equity/consumer	28,142	27,688	2%	27,148	4%
Residential	101,768	98,384	3%	92,228	10%
Total loans	1,153,090	1,108,153	4%	1,040,961	11%
Deferred loan fees	(3,722)	(3,724)	0%	(3,524)	6%
Allowance for loan losses	(12,544)	(11,653)	8%	(11,170)	12%
Loans, net	1,136,824	1,092,776	4%	1,026,267	11%
Premises and equipment	15,222	14,160	8%	13,777	10%
Bank owned life insurance (BOLI)	22,890	22,658	1%	18,139	26%
Other assets	16,518	16,227	2%	13,983	18%
Goodwill and other intangibles	25,184	25,219	0%	25,325	-1%

Total assets	$1,503,132	$1,417,588	6%	$1,382,130	9%

Deposits
Personal checking accounts	$64,827	$58,126	12%	$59,475	9%
Business checking accounts	84,247	80,064	5%	75,440	12%
Savings and money market accounts	358,646	327,264	10%	292,726	23%
Certificates of deposit	443,755	439,442	1%	461,032	-4%
Total deposits	951,475	904,896	5%	888,673	7%
FHLB advances	249,000	231,000	8%	242,723	3%
Securities sold under agreement to repurchase	140,633	120,625	17%	95,719	47%
Jr. Sub. Deb. (Trust Preferred Securities)	15,465	15,465	0%	15,465	0%
Jr. Sub. Deb. (Trust Preferred Securities) @ fair value	11,117	11,422	-3%	12,012	-7%
Other liabilities	11,732	12,084	-3%	12,571	-7%

Total liabilities	1,379,422	1,295,492	6%	1,267,163	9%

Stockholders' equity
Common stock and paid in capital	40,591	40,442	0%	39,919	2%
Retained earnings	83,822	82,169	2%	75,725	11%
Accumulated comprehensive (loss)	(703)	(515)	37%	(677)	4%
Total stockholders' equity	123,710	122,096	1%	114,967	8%

Total liabilities and stockholders' equity	$1,503,132	$1,417,588	6%	$1,382,130	9%

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Cascade Financial – 1Q08 Results
April 22, 2008

INCOME STATEMENT
(Dollars in thousands except per share amounts) (Unaudited)	Quarter Ended March 31, 2008	Quarter Ended December 31, 2007	Three Month Change	Quarter Ended March 31, 2007	One Year Change

Interest income	$23,014	$24,137	-5%	$22,631	2%
Interest expense	12,539	12,820	-2%	12,354	1%
Net interest income	10,475	11,317	-7%	10,277	2%
Provision for loan losses	2,390	500	378%	250	856%
Net interest income after provision for loan losses	8,085	10,817	-25%	10,027	-19%
Other income
Checking fees	1,036	980	6%	874	19%
Service fees	231	267	-13%	254	-9%
BOLI	260	205	27%	195	33%
Gain/(loss) on sale of securities	464	(4)	NA	-	NA
Gain on sale of loans	37	32	16%	88	-58%
Valuation gain/loss FAS 159	305	147	107%	515	-41%
Other	121	112	8%	125	-3%
Total other income	2,454	1,739	41%	2,051	20%

Total income	10,539	12,556	-16%	12,078	-13%

Compensation expense	3,641	3,616	1%	3,373	8%
Other operating expenses	3,294	3,371	-2%	3,050	8%
Total other expense	6,935	6,987	-1%	6,423	8%

Net income before provision for income tax	3,604	5,569	-35%	5,655	-36%

Provision for income tax	990	1,557	-36%	1,890	-48%

Net income	$2,614	$4,012	-35%	$3,765	-31%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.22	$0.33	-35%	$0.31	-30%
Earnings per share, diluted	$0.21	$0.33	-35%	$0.30	-30%

Weighted average number of shares outstanding
Basic	12,035,806	12,023,685		12,103,616
Diluted	12,206,374	12,218,248		12,388,245

		Quarter Ended
	March 31, 2008	December 31, 2007	March 31, 2007
PERFORMANCE MEASURES AND RATIOS
Return on average equity	8.42%	13.11%	13.31%
Return on average tangible equity	10.50%	16.70%	16.96%
Return on average assets	0.71%	1.14%	1.13%
Efficiency ratio	53.64%	53.52%	52.10%
NIM	3.02%	3.38%	3.26%

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Cascade Financial – 1Q08 Results
April 22, 2008

AVERAGE BALANCES	Quarter Ended
(Dollars in Thousands except per share amounts) (Unaudited)	March 31, 2008	December 31, 2007	March 31, 2007
Average assets	$1,472,085	$1,401,036	$1,351,906
Average earning assets	1,397,180	1,330,129	1,279,589
Average loans	1,130,012	1,095,490	1,027,127
Average deposits	927,501	896,043	853,647
Average equity	124,769	121,359	114,728
Average tangible equity	99,564	96,122	88,787

ASSET QUALITY	March 31, 2008	December 31, 2007	March 31, 2007
Nonperforming loans (NPLs)	$17,268	$1,523	$953
Nonperforming loans/total loans	1.50%	0.14%	0.09%
Net loan charge-offs (recoveries) in the quarter	$1,508	$99	$68
Net charge-offs/total loans	0.14%	0.01%	0.01%

Allowance for loan losses/total loans	1.10%	1.09%	1.07%
Allowance for loan losses/nonperforming loans	73%	721%	1172%
Real estate/repossessed assets owned	$-	$-	$-
Nonperforming assets	$17,268	$1,523	$953
Nonperforming assets/total assets	1.15%	0.11%	0.07%

EQUITY ANALYSIS	March 31, 2008	December 31, 2007	March 31, 2007
Total equity	$123,568	$122,096	$114,967
Less: goodwill and intangibles	25,184	25,219	25,325
Tangible equity	98,384	96,877	89,642

Common stock outstanding	12,035,086	12,023,685	12,107,685
Book value per common share	$10.27	$10.15	$9.50
Tangible book value per share	$8.17	$8.06	$7.40

Capital/asset ratio (including Jr. Sub. Deb.)	9.90%	10.51%	10.31%
Capital/asset ratio (Tier 1)	8.42%	8.93%	8.68%
Tangible capital/asset ratio (excluding Jr. Sub. Deb.)	6.68%	6.96%	6.61%

	Quarter Ended
INTEREST SPREAD ANALYSIS	March 31, 2008	December 31, 2007	March 31, 2007
Yield on loans	6.87%	7.64%	7.78%
Yield on investments	5.65%	5.15%	4.67%
Yield on earning assets	6.62%	7.20%	7.17%

Cost of deposits	3.45%	3.91%	3.99%
Cost of FHLB advances	4.28%	4.38%	4.81%
Cost of other borrowings	4.22%	3.25%	1.93%
Cost of Jr. Sub. Deb.	7.94%	7.80%	8.34%
Cost of interest bearing liabilities	4.03%	4.32%	4.38%

Net interest spread	2.59%	2.88%	2.79%
Net interest margin	3.26%	3.38%	3.26%

Note:  Transmitted on Prime Newswire at 1:00 p.m. PDT on April 22, 2008.